Exhibit 5.1

KUTAK ROCK LLP SUITE 3100 1801 CALIFORNIA STREET DENVER, COLORADO 80202-2626 303-297-2400 FACSIMILE 303-292-7799 www.kutakrock.com	ATLANTA CHICAGO DES MOINES FAYETTEVILLE IRVINE KANSAS CITY LITTLE ROCK LOS ANGELES OKLAHOMA CITY OMAHA PASADENA RICHMOND SCOTTSDALE WASHINGTON WICHITA

July 28, 2005

Brooke Corporation

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

Ladies and Gentlemen:

We have acted as special counsel to Brooke Corporation, a Kansas corporation (the “Company”), in connection with its registration statement on Form S–1, Registration No. 333-124225 (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering by the Company of up to 2,875,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

For purposes of this opinion letter, we have examined copies of such documents, corporate records and other instruments as we have deem necessary, including the organizational documents of the Company (including the Amendment and Restatement of the Articles of Incorporation of the Company) and minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares. In expressing this opinion, we have relied, as to any questions of fact upon which our opinion is predicated, upon representations and certificates of the officers of the Company.

In giving this opinion we assumed the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals; the conformity to originals and the authenticity of all documents supplied to us as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents; and the proper, genuine and due execution and delivery of all documents by all parties to them and that there has been no breach of the terms thereof.

Based upon, subject to and limited by the foregoing and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized, and, when the Registration Statement becomes effective under the Securities Act, and when appropriate certificates representing the Shares are duly countersigned and registered by the Company’s transfer agent/registrar and delivered to the Company’s underwriters against payment for the

KUTAK ROCK LLP

Brooke Corporation

July 28, 2005

agreed consideration therefor in accordance with the underwriting agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is based as to matters of law solely on the Kansas General Corporation Code, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated pursuant thereto.

Very truly yours,

/s/ Kutak Rock LLP

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